Exhibit 99.1
March 2, 2006
Brantley Capital Corp. Announces Director Resignations and Changes in Asset Values

FOR FURTHER INFORMATION		FOR IMMEDIATE RELEASE
CONTACT:	Warren Antler
The Altman Group
(212) 400-2605
     Brantley Capital Corp. (BBDC) today announced that four members of its Board of Directors had resigned and that it expects to receive substantially less from its investment in Flight Options International, Inc. than previously reported.
     On March 2, 2006, L. Patrick Bales, Andrew Dakos, Rajeev Das and Gerald Hellerman each resigned from the Board of Directors of BBDC. Phillip Goldstein, Chairman of the Board, remains as the sole director. In conjunction with these resignations, the Board of Directors also amended the Company’s By-Laws to reduce the minimum number of directors to one.
     BBDC previously announced that it expected to receive approximately $900,000 in total compensation for its investment in Flight Options International, Inc. The company recently learned that it is now likely to receive approximately $470,000.
     Mr. Goldstein said: “Unfortunately, due to Brantley’s limited financial resources and recent expenditures stemming from the actions of our former investment advisor, the expense of maintaining a full board of directors has become prohibitive. I sincerely commend the directors for their dedicated service. Their resignations were submitted at my suggestion solely in light of Brantley’s weakened financial condition and are no reflection on their commitment to the shareholders or the Fund. Under the circumstances, it makes sense for these directors to resign. However, what makes no sense to me is the glacial pace of the SEC’s investigation. It is inexplicable that the SEC, long after it became aware of improprieties on the part of Brantley’s former investment advisor, would allow that advisor to continue to advise other clients. In my opinion, the SEC’s failure to act promptly is inconsistent with Chairman Cox’s publicly-stated commitment ‘to aggressively prosecute violations of our securities laws’.”
The Fund
     Brantley Capital Corporation is a publicly-traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies.